Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2020 Financial Results

McLean, VA, November 3, 2020 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported net income available to common shareholders of $4.0 million, or $0.12 per diluted common share, and non-GAAP core operating income of $1.0 million, or $0.03 per diluted common share, for the quarter ended September 30, 2020.  A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release.

Third Quarter 2020 Financial Highlights

•	$0.12 per diluted common share of GAAP net income
•	$0.03 per diluted common share of non-GAAP core operating income
•	$5.92 per common share of book value
•	1.5 to 1 “at risk” short term recourse secured financing to investable capital ratio
•	2.1 million shares of common stock repurchased at an average price of $2.80 per share

“The Company is pleased with the performance of its investment portfolio and resulting 5% economic return during the third quarter against the backdrop of steady market conditions and lower volatility amid ongoing Federal Reserve support,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “The Company repurchased stock accretively during the quarter while also making positive progress toward key objectives for growing its investment portfolio and future earnings, diversifying risk and establishing multiple sources of income.  Overall, the Company continues to operate with low leverage and financial flexibility, which permits it to take ongoing advantage of attractive asset return opportunities available today across multiple mortgage related and other asset classes that can offer compelling long term risk adjusted returns and value creation to shareholders.”

Other Third Quarter Highlights

As of September 30, 2020, the Company’s mortgage investment portfolio totaled $858 million at fair value, which includes $124 million of mortgage loans of a consolidated variable interest entity (“VIE”).  Assuming the Company’s investment in the VIE is not consolidated, the Company’s mortgage investment portfolio totaled $744 million at fair value as of September 30, 2020 consisting of $617 million of agency mortgage-backed securities (“MBS”) and $127 million of mortgage credit investments.  Based on investable capital, the Company has allocated 69% and 31% of its capital to its agency mortgage and mortgage credit investment strategies, respectively, as of September 30, 2020.

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by either a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or by a U.S. government agency, such as the Government National Mortgage Association (“Ginnie Mae”).  The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property, MBS collateralized by residential or commercial mortgage loans (“non-agency MBS”), and securities or loans collateralized by mortgage servicing rights (“MSRs”).

As of September 30, 2020, the Company’s $617 million agency MBS investment portfolio at fair value was comprised entirely of specified agency MBS as follows:

•	$130 million of 2.0% coupon 30-year agency MBS
•	$301 million of 2.5% coupon 30-year agency MBS
•	$186 million of 3.0% coupon 30-year agency MBS

As of September 30, 2020, the Company’s $617 million specified agency MBS portfolio had a weighted average amortized cost basis of $104.46 and a weighted average market price of $106.28.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic to-be-announced (“TBA”) agency MBS, were approximately 1.41 percentage points as of September 30, 2020, relatively unchanged from 1.42 percentage points as of June 30, 2020.

During the third quarter of 2020, the Company purchased agency MBS totaling $271 million and sold agency MBS for gross sale proceeds of $142 million for a net realized gain of $3.7 million.

As of September 30, 2020, the Company’s $127 million mortgage credit investment portfolio at fair value was comprised of the following:

•	$45 million commercial mortgage loan
•	$43 million of financing collateralized by MSRs
•	$21 million of non-agency MBS collateralized by business purpose residential mortgage loans
o	Includes an $11 million net investment in a consolidated VIE
•	$13 million of non-agency MBS collateralized by commercial mortgage loans
•	$5 million of non-agency MBS collateralized by residential mortgage loans

During the third quarter of 2020, the Company purchased mortgage credit investments totaling $32 million and sold mortgage credit investments for gross sale proceeds of $55 million for a net realized gain of $2.5 million.

As of September 30, 2020, the Company had a total of $509 million of repurchase agreements outstanding.  As of September 30, 2020, the Company had $477 million of repurchase agreements outstanding with a weighted average rate of 0.21% and remaining weighted average maturity of 14 days secured by an aggregate of $502 million of agency MBS at fair value, which includes $41 million at sale price of unsettled agency MBS sale commitments included in the line item "sold securities receivable" in the Company's financial statements.  As of September 30, 2020, the Company had a $32 million repurchase agreement outstanding with a rate of 3.00% and remaining maturity of 318 days secured by a $45 million commercial mortgage loan at fair value.  As of September 30, 2020, the Company did not have any repurchase agreements outstanding secured by non-agency MBS or loans or securities collateralized by MSRs.

The Company’s “at risk” recourse short-term secured financing to investable capital ratio was 1.5 to 1 as of September 30, 2020 compared to 1.2 to 1 as of June 30, 2020.  The Company’s “at risk” recourse short-term secured financing to investable capital is measured as the ratio of the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

GAAP net interest income was $3.8 million for the third quarter of 2020 compared to $3.8 million for the second quarter of 2020, including the amortization of the Company’s net premium on its agency MBS of $0.7 million for the third quarter of 2020 compared to $2.0 million for the second quarter of 2020.  The Company’s weighted average yield on its agency MBS was 2.08% for the third quarter of 2020 compared to 2.11% for the second quarter of 2020, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 8.49% for the third quarter of 2020 compared to 19.67% for the second quarter of 2020.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.22% during the third quarter of 2020 compared to 0.65% during the second quarter of 2020. The Company’s weighted average cost of repurchase agreement funding secured by mortgage credit investments was 3.17% during the third quarter of 2020 compared to 3.29% during the second quarter of 2020.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of September 30, 2020, the Company had $50 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 0.64% and a remaining weighted average maturity of 9.6 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.18% during the third quarter of 2020 compared to 0.02% during the second quarter of 2020. As of September 30, 2020, the total notional amount of the Company’s interest rate swaps was 10% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of 1.7 years.  Under GAAP, the

Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Economic net interest income was $4.1 million for the third quarter of 2020 compared to $3.9 million for the second quarter of 2020.  Economic net interest income is comprised of net interest and other income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Excluding TBA dollar roll income, the Company had net investment gains of $1.8 million on its agency MBS investment portfolio and a net investment gain of $0.3 million on its related interest rate hedging instruments, excluding interest rate swap net interest expense, for a net investment gain of $2.1 million for the third quarter of 2020.  The Company had net investment gains of $1.6 million on its mortgage credit and other investment portfolio for the third quarter of 2020. This results in a net investment gain on the Company’s total investment and hedge portfolio of $3.7 million, or $0.11 per diluted common share, for the third quarter of 2020.

During the third quarter of 2020, the Company repurchased 2.1 million shares of its common stock for a purchase cost of $5.9 million representing 5.8% of common stock outstanding as of June 30, 2020.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the third quarter of 2020.  The distributions were paid on September 30, 2020 to shareholders of record as of September 15, 2020.  Consistent with the Company’s intent to retain capital and strengthen its balance sheet, the Company’s Board of Directors determined not to declare a dividend on its common stock for the third quarter of 2020.  The Company’s Board of Directors will continue to evaluate the payment of quarterly dividends based on multiple factors including overall market conditions, return opportunities on investments, liquidity needs and REIT distribution requirements and no definitive determination has been made at this time regarding the declaration of future dividends.

The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and currently intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Change in NYSE Stock Ticker

As previously announced, the Company changed its ticker symbol for its Class A common stock on the New York Stock Exchange (the "NYSE") to "AAIC".  The Company also changed the ticker symbols for its 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock and 8.250% Series C Fixed-to-Floating Cumulative Redeemable Preferred Stock on the NYSE to "AAIC PrB" and "AAIC PrC", respectively.  These securities began trading on the NYSE under the new ticker symbols on October 26, 2020.

The Company's Senior Notes due 2023 and Senior Notes due 2025 that are also publicly traded on the NYSE remain unchanged under the ticker symbols "AIW" and "AIC", respectively.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, November 4, 2020 to discuss the Company’s third quarter 2020 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage-related and other assets and has elected to be taxed as a REIT commencing with its taxable year ending December 31, 2019.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2020	June 30, 2020
ASSETS
Cash and cash equivalents	$8,877	$14,096
Restricted cash of consolidated VIE	8,658	—
Interest receivable	1,589	1,605
Sold securities receivable	43,703	91,426
Agency mortgage-backed securities, at fair value	617,170	501,582
Mortgage credit investments, at fair value	116,352	149,446
Mortgage loans of consolidated VIE, at fair value	124,345	—
Derivative assets, at fair value	1,181	489
Deposits	2,252	2,473
Other assets	21,208	24,683
Total assets	$945,335	$785,800
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$508,739	$426,877
Debt of consolidated VIE, at fair value	121,894	—
Interest payable	569	611
Accrued compensation and benefits	2,044	1,469
Derivative liabilities, at fair value	852	207
Purchased securities payable	—	42,662
Other liabilities	820	967
Other liabilities of consolidated VIE	416	—
Long-term unsecured debt	73,115	74,022
Total liabilities	708,449	546,815
Equity:
Preferred stock (liquidation preference of $36,698 and $37,768, respectively)	35,573	36,385
Common stock	337	357
Additional paid-in capital	2,041,986	2,047,286
Accumulated deficit	(1,841,010)	(1,845,043)
Total equity	236,886	238,985
Total liabilities and equity	$945,335	$785,800
Book value per common share (1)	$5.92	$5.63
Common shares outstanding (in thousands) (2)	33,801	35,752

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	September 30, 2020	June 30, 2020
Assets and liabilities of consolidated VIE:
Restricted cash	$8,658	$—
Mortgage loans, at fair value	124,345	—
Debt, at fair value	(121,894)	—
Other liabilities	(416)	—
Net investment in consolidated VIE	$10,693	$—

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest income
Agency mortgage-backed securities	$2,808	$3,517	$23,388	$27,927
Mortgage credit investments	2,217	2,083	1,442	173
Interest and other income	385	534	143	155
Total interest income	5,410	6,134	24,973	28,255
Interest expense
Short-term secured debt	470	1,154	14,592	19,970
Long-term unsecured debt	1,162	1,215	1,240	1,248
Total interest expense	1,632	2,369	15,832	21,218
Net interest income	3,778	3,765	9,141	7,037
Investment advisory fee income	—	—	—	82
Investment gain (loss), net
Gain (loss) on investments, net	2,696	7,625	3,094	(268)
Gain (loss) from derivative instruments, net	487	(397)	(102,600)	23,440
Other, net	769	2,569	(562)	136
Total investment gain (loss), net	3,952	9,797	(100,068)	23,308
General and administrative expenses
Compensation and benefits	1,774	1,897	1,858	2,012
Other general and administrative expenses	1,197	1,431	1,385	1,005
Total general and administrative expenses	2,971	3,328	3,243	3,017
Net income (loss)	4,759	10,234	(94,170)	27,410
Dividend on preferred stock	(726)	(758)	(774)	(774)
Net income (loss) available (attributable) to common stock	$4,033	$9,476	$(94,944)	$26,636
Basic earnings (loss) per common share	$0.12	$0.26	$(2.59)	$0.73
Diluted earnings (loss) per common share	$0.12	$0.26	$(2.59)	$0.72
Weighted average common shares outstanding (in thousands)
Basic	34,655	36,618	36,711	36,628
Diluted	34,697	36,666	36,711	36,750

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” and investment advisory fee income less “core general and administrative expenses” and preferred stock dividends.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest-bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense and non-recurring expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
GAAP net interest income	$3,778	$3,765	$9,141	$7,037
TBA dollar roll income	319	170	105	132
Interest rate swap net interest (expense) income	(23)	(6)	592	2,126
Economic net interest income	4,074	3,929	9,838	9,295
Investment advisory fee income	—	—	—	82
Core general and administrative expenses	(2,375)	(2,734)	(2,850)	(2,140)
Preferred stock dividend	(726)	(758)	(774)	(774)
Non-GAAP core operating income	$973	$437	$6,214	$6,463

Non-GAAP core operating income per diluted common share	$0.03	$0.01	$0.17	$0.18
Weighted average diluted common shares outstanding	34,697	36,666	36,817	36,750

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
GAAP net income (loss)	$4,759	$10,234	$(94,170)	$27,410
Add (less):
Total investment (gain) loss, net	(3,952)	(9,797)	100,068	(23,308)
Stock-based compensation expense	596	594	393	877
Preferred stock dividend	(726)	(758)	(774)	(774)
Add back:
TBA dollar roll income	319	170	105	132
Interest rate swap net interest (expense) income	(23)	(6)	592	2,126
Non-GAAP core operating income	$973	$437	$6,214	$6,463

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of September 30, 2020 (unaudited, dollars in thousands):

Mortgage Investments:

Fair Value
Agency MBS:
Specified agency MBS	$617,170
Net long agency TBA position	—
Total agency MBS	617,170
Mortgage credit investments	127,045
Total mortgage investments	$744,215

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.0%	$124,153	$5,654	$129,807	$(35)	$129,772	$104.53	2.00%	5.8
2.5%	283,151	15,318	298,469	2,574	301,043	106.32	2.50%	4.5
3.0%	173,403	4,946	178,349	7,992	186,341	107.46	3.00%	4.3
5.5%	12	—	12	2	14	117.69	5.50%	4.7
Total/weighted-average	$580,719	$25,918	$606,637	$10,533	$617,170	$106.28	2.54%	4.7

Mortgage Credit Investments:

	Unpaid Principal Balance	Net Unamortized Original Purchase Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price
Mortgage credit investments:
Mortgage servicing rights financing	$43,600	$13	$43,613	$68	$43,681	$100.15
Commercial mortgage loan	45,000	—	45,000	—	45,000	100.00
Commercial MBS	20,690	(1,686)	19,004	(6,129)	12,875	61.74
Residential MBS	12,497	(8,110)	4,387	562	4,949	39.09
Interest-only residential MBS	—	—	3	—	3	0.03
Business purpose residential MBS (2)	24,577	(1,707)	22,870	(2,333)	20,537	83.31
Total/weighted-average	$146,364	$(11,490)	$134,877	$(7,832)	$127,045	$86.63

(1)	For mortgage credit investments in securities, includes contractual accrued interest receivable.
(2)	Includes our net investment in a VIE of $10,693 at fair value that is consolidated for GAAP financial reporting purposes.

Interest Rate Swap Agreement:

Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
50,000	0.64%	0.27%	(0.37)%	9.6